Subject to Completion Preliminary Term Sheet dated February 5, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898 (To Prospectus and Prospectus Supplement, each dated December 20, 2023, and Product Supplement STOCK SUN-1 dated June 3, 2024)
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	February , 2025 February , 2025 February , 2026
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc.
•	Maturity of approximately one year
•	If the Ending Value is greater than or equal to 85.00% of the Starting Value, a return of [27.00% to 37.00%]
•	1-to-1 downside exposure to decreases in the Class A Common Stock of Palantir Technologies Inc. (the “Market Measure”) beyond a 15% decline, with 85% of your principal at risk
•	All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
•	No periodic interest payments
•	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”
•	Limited secondary market liquidity, with no exchange listing
•	The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-5 of product supplement STOCK SUN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.30 and $9.80 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.15	$
Proceeds, before expenses, to RBC	$9.85	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.10 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

February    , 2025

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Summary

The Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.

The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the Class A common stock of Palantir Technologies Inc. (the “Market Measure”), is equal to or greater than the Threshold Value.  If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Step Up Payment) are based on our internal funding rate, which is the rate we pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduce the economic terms of the notes to you and the price at which you may be able to sell the notes in any secondary market. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes

Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately one year
Market Measure:	Class A common stock of Palantir Technologies Inc. (the “Underlying Company”) (Nasdaq symbol: “PLTR”)
Starting Value:	The Closing Market Price of the Market Measure on the pricing date
Ending Value:	The Closing Market Price of the Market Measure times the Price Multiplier on the Calculation Day. The scheduled Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-21 of product supplement STOCK SUN-1.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Market Measure, as described beginning on page PS-22 of product supplement STOCK SUN-1
Calculation Day:	Approximately the fifth scheduled trading day immediately prior to the maturity date.
Step Up Payment:	[$2.70 to $3.70] per unit, which represents a return of [27.00% to 37.00%] of the principal amount. The actual Step Up Payment will be determined on the pricing date.
Threshold Value:	85% of the Starting Value
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Redemption Amount Determination

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Market-Linked One Look Notes with Enhanced Buffer	TS-2

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK SUN-1 dated June 3, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324007704/dp212246_424b5-stocksun1.htm

▪	Series J MTN prospectus supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

▪	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “Royal Bank of Canada,” the “Bank,” “we,” “us,” “our” or similar references mean only RBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Ending Value will be greater than or equal to the Threshold Value.

▪	You are willing to risk a loss of principal and return if the Market Measure decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the maximum return on the notes is limited to the Step Up Payment.

▪	You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪	You are willing to forgo dividends and other benefits of directly owning the Market Measure.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Ending Value will be less than the Threshold Value.

▪	You anticipate that the price of the Market Measure will increase substantially and do not want a payment at maturity that is limited to the Step Up Payment.

▪	You seek 100% principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or have other benefits of directly owning the Market Measure.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-3

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Market-Linked One Look Notes with Enhanced Buffer

This graph reflects the returns on the notes, based on the Threshold Value of 85.00% of the Starting Value and a hypothetical Step Up Payment of $3.20 per unit (the midpoint of the Step Up Payment range of [$2.70 to $3.70] per unit). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 85.00, a hypothetical Step Up Payment of $3.20 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and Step Up Payment, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Market Measure” section below. The Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.50	-85.00%
50.00	-50.00%	$6.50	-35.00%
80.00	-20.00%	$9.50	-5.00%
85.00(1)	-15.00%	$13.20(2)	32.00%
90.00	-10.00%	$13.20	32.00%
94.00	-6.00%	$13.20	32.00%
97.00	-3.00%	$13.20	32.00%
100.00(3)	0.00%	$13.20	32.00%
103.00	3.00%	$13.20	32.00%
103.20	3.20%	$13.20	32.00%
105.00	5.00%	$13.20	32.00%
110.00	10.00%	$13.20	32.00%
120.00	20.00%	$13.20	32.00%
150.00	50.00%	$13.20	32.00%
200.00	100.00%	$13.20	32.00%

1)	This is the hypothetical Threshold Value.

2)	This amount represents the sum of the principal amount and the hypothetical Step Up Payment of $3.20 per unit. Your investment return is limited to the return represented by the Step Up Payment.

3)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

Market-Linked One Look Notes with Enhanced Buffer	TS-4

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Hypothetical Payments at Maturity

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 85.00 Ending Value: 50.00
= $6.50 Redemption Amount per unit

Example 2
The Ending Value is 85.00, or 85.00% of the Starting Value:
Starting Value: 100.00

Threshold Value: 85.00

Ending Value: 85.00

$10.00 + $3.20 = $13.20 Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Threshold Value.

Example 3
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value: 100.00

Threshold Value: 85.00

Ending Value: 140.00

$10.00 + $3.20 = $13.20 Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Threshold Value.

In this example, even though the Ending Value is significantly greater than both the Threshold Value and the Starting Value, your return on the notes will be limited to the return represented by the Step Up Payment.

Market-Linked One Look Notes with Enhanced Buffer	TS-5

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-5 of product supplement STOCK SUN-1, page S-2 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Market Measure.

Valuation- and Market-related Risks

▪	The initial estimated value of the notes is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on dividends, interest rates and volatility, price-sensitivity analysis and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪	The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, our internal funding rate and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Underlying Company will have no obligations relating to the notes, and none of us, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Market Measure, and you will not be entitled to receive shares of the Market Measure or dividends or other distributions by the Underlying Company.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Company, we, MLPF&S, BofAS and our respective affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.

▪	The Redemption Amount will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-22 of product supplement STOCK SUN-1.

Market-Linked One Look Notes with Enhanced Buffer	TS-6

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and significant aspects of the tax treatment of the notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-7

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

The Market Measure

All information contained in this term sheet regarding Palantir Technologies Inc. has been derived from publicly available information, without independent verification. Palantir Technologies Inc. builds and deploys software programs.

Because the Market Measure is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s website at https://www.sec.gov by reference to SEC CIK number 1321655.

This term sheet relates only to the notes and does not relate to the Market Measure or to any other securities of the Underlying Company. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Market Measure, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Market Measure and therefore could affect your return on the notes. The selection of the Market Measure is not a recommendation to buy or sell the Market Measure.

The Market Measure trades on The Nasdaq Stock Market under the symbol “PLTR.”

The following graph shows the daily historical performance of PLTR in the period from September 30, 2020 through February 3, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2025, the Closing Market Price of PLTR was $83.74. The graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Historical Performance of PLTR

This historical data on PLTR is not necessarily indicative of the future performance of PLTR or what the value of the notes may be. Any historical upward or downward trend in the price per share of PLTR during any period set forth above is not an indication that the price per share of PLTR is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of PLTR.

Market-Linked One Look Notes with Enhanced Buffer	TS-8

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”) and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market-Linked One Look Notes with Enhanced Buffer	TS-9

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Structuring the Notes

The notes are our debt securities.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under market-linked notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity, which we refer to as our internal funding rate. The lower internal funding rate, along with the fees and charges associated with market-linked notes, reduce the economic terms of the notes to you and result in the initial estimated value of the notes on the pricing date being less than their public offering price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-16 of product supplement STOCK SUN-1.

Market-Linked One Look Notes with Enhanced Buffer	TS-10

Market-Linked One Look Notes with Enhanced Buffer Linked to the Class A Common Stock of Palantir Technologies Inc., due February , 2026

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Canadian Federal Income Tax Summary” in the accompanying product supplement.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Market Measure. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the notes and our counsel’s opinion are based on market conditions as of the date of this preliminary term sheet, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your notes should be treated as short-term capital gain or loss unless you have held the notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final term sheet for the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market-Linked One Look Notes with Enhanced Buffer	TS-11